COPIES OF THE TEXT OF ANY PROPOSAL
DESCRIBED IN
ANSWER TO SUB-ITEM 77D



SUB-ITEM 77D(a)

SUPPLEMENT TO THE STATEMENT OF ADDITIONAL
INFORMATION DATED MAY 1, 2002

I. In the section entitled "INVESTMENT PRACTICES
AND RISKS" please replace the sub-section entitled
"Real Estate Investment Trusts" with the following:

The Funds may invest in real estate investment trusts ("REITs"). REITs are pooled investment vehicles which invest primarily in income producing real estate or real estate related loans or interest. REITs are generally classified as equity REITs, mortgage REITs or a combination of equity and mortgage REITs. Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling property that has appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive income from the collection of interest payments. Similar to investment companies, REITs are not taxed on income distributed to shareholders provided they comply with several requirements of the Internal
Revenue Code (the "Code"). Such tax requirements limit a REITs' ability to respond to changes in the commercial real estate market.

Investments in REITs are subject to the same risks as direct investments in real estate. Real estate values rise and fall in response to many factors, including local, regional and national economic conditions, the demand for rental property, and interest rates. In addition, REITs may have limited financial resources, may trade less frequently and in limited volume and may be more volatile than other securities.

September 25, 2002


SUB-ITEM 77D(b)

A Meeting of the Board of Trustees (the "Board") of The Huntington Funds (the "Trust") was held on January 30, 2002.

After full discussion, on motion duly made and seconded, the Board unanimously approved the following as a non-fundamental policies for each fund:

			Policy:

			Under normal circumstances, Fixed
Income Securities Fund will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in fixed income securities. The Fund will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.

			Policy:

			Under normal circumstances, Income
Equity Fund will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in equity securities. The Fund will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.

			Policy:

			Under normal circumstances,
Intermediate Government Income Fund will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in U.S. government securities. The Fund will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.


Policy:

			Under normal circumstances, Florida
Tax-Free Money Fund will invest its assets so that at least 80% of the income it distributes will be exempt from federal regular income tax. If the Fund's name includes the word "tax-free" the Fund will invest its assets so that at least 80% of the income it distributes will be exempt from federal income tax.

			Policy:

			Under normal circumstances, Ohio
Municipal Money Market Fund will invest its assets so that at least 80% of the income it distributes will be exempt from federal regular income tax and the personal incomes taxes imposed by the State of Ohio and Ohio municipalities.

			Policy:

			Under normal circumstances,
International Equity Fund will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in equity securities. The Fund will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.


A Meeting of the Board of Trustees (the "Board") of The Huntington Funds (the "Trust") was held on
March 26, 2002.

After full discussion, on motion duly made and seconded, the Board unanimously approved the following as a non-fundamental policy for the Mortgage Securities Fund:

			Policy:

			Under normal circumstances, at
least 80% of the value of Mortgage Securities
Fund's net assets plus the amount of any borrowings for investment purposes will be invested in mortgage-related securities, including mortgage real estate investment trusts. Mortgage Securities
Fund will provide shareholders with at least 60 days prior notice of any changes in this policy as required by the Securities and Exchange Commission's
Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.

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